Exhibit (23) to Report

On Form 10-K for Fiscal

Year Ended June 30, 2011

By Parker-Hannifin Corporation

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-169069), and Form S-8 (Nos. 033-53193, 333-95477, 333-34542, 333-103181, 333-103633, 333-107691, 333-117761, 333-126957, 333-130123, and 333-164335) of our report dated August 26, 2011, relating to the financial statements and the financial statement schedule of Parker Hannifin Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended June 30, 2011.

/s/ DELOITTE & TOUCHE LLP

Cleveland, OH

August 26, 2011